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                                                                  EXHIBIT 99.1

PRESS RELEASE

ESCALADE SPORTS ACQUIRES NORTH AMERICAN ARCHERY GROUP

Evansville, Indiana, USA (June 19, 2003).
Escalade Sports, a wholly owned subsidiary of Escalade, Incorporated (NASDAQ:
ESCA), announced the completion of the acquisition of substantially all the assets of North American Archery Group, LLC (NAAG), Gainesville, FL. Escalade Sports has created a new subsidiary, Bear Archery Inc. (Bear Archery), to facilitate the acquisition and capitalize on the notoriety of the Fred Bear name.

Bear Archery will combine the operating expertise of Escalade Sports and the premium brand names of NAAG to deliver outstanding products, value and customer relations characteristic of the Escalade name. The product line includes an exclusive line of compound bows, traditional re-curve bows, long bows, youth bows, cross bows, archery accessories and arrow components. Bear Archery will sell these products under the existing strong brand names that include Fred Bear, Jennings, Golden Eagle, Brave, and Satellite Archery.

Bill Reed, President of Escalade, Inc. remarked that "The combined intellectual property of NAAG and marketing strength of Escalade Sports will have positive results in the current year. We expect this acquisition to add between 12 and14 million in annual sales and be accretive to earnings in the current year. This addition strengthens our already strong position in the archery market place."

Fred Bear, the founder of NAAG and the most recognized name in archery, is just one of the world recognized brand names in the intellectual property portfolio acquired from NAAG. The "Fred Bear" name is synonymous with innovative and creative technologies such as the compression molded limbs and single cam bows - both developed by NAAG. Bear Archery will continue the "Fred Bear" tradition of leading the industry through innovation and manufacturing excellence - a legacy of craftsmanship that is evident in every bow produced.




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Dan Messmer, President of Escalade Sports stated, "The strength of the intellectual property accompanied with strong brands such as Fred Bear enables us to expand our distribution. The NAAG product line, innovations, patents and brands complement our strong position as a quality manufacturer and distributor of sporting goods products."

Escalade Sports acquired the assets from NAAG that has operated under Chapter 11 bankruptcy protection since April 8, 2002. Under the asset purchase agreement, Escalade Sports paid 9.9 million dollars in cash and assumed specific liabilities of 1.4 million dollars. The transaction was funded through existing lines of credit held by Escalade, Inc. with Bank One Indiana, N.A.

Assets acquired include accounts receivable; inventory; property, plant and equipment; and intellectual property. The property plant, and equipment is comprised of land, buildings, and production equipment located in Gainesville, FL, used in the manufacture of NAAG's current product line. Escalade Sports expects to utilize these assets in the present location for the same general purpose they are currently utilized by NAAG.

Escalade Sports manufactures and distributes a full line of sporting goods products including Table Tennis Tables and equipment, Pool Tables and equipment, Basketball Systems, Game Tables, Archery equipment, Darting Products and Fitness equipment. For more information about Escalade Sports, contact Phil Piccolo, Vice President of Marketing, 817 Maxwell Avenue, Evansville, Indiana 47711, 812-467-1200 or visit the company website at: www.escaladesports.com.

Escalade is a quality manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide by better resellers.

For more information on Escalade, Inc., please contact Terry Frandsen, VP Finance at 260/569-7208 or C.W. (Bill) Reed, President and CEO at 260/569-7233.